As filed with the Securities and Exchange Commission on December 27, 2024

Registration No. 333-135440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-135440

UNDER

THE SECURITIES ACT OF 1933

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0636095 (IRS Employer Identification No.)

2116 South 17th Street, Mattoon, Illinois	61938
(Address of Principal Executive Offices)	(Zip Code)

Consolidated Communications, Inc. 401(k) Plan

Consolidated Communications 401(k) Plan For Texas Bargaining Associates

(Full Title of the Plan)

J. Garrett Van Osdell

Chief Legal Officer

Consolidated Communications Holdings, Inc.

2116 South 17th Street

Mattoon, Illinois 61938

(Name and address of agent for service)

(217) 235-3311

(Telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Ryan J. Maierson

David J. Miller

Ryan J. Lynch
Latham & Watkins LLP
811 Main Street

Houston, TX 77002

(713) 546-7420

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-135440) (the “Registration Statement”) filed by Consolidated Communications Holdings, Inc. (the “Registrant”) on June 29, 2006.

On December 27, 2024, pursuant to the Agreement and Plan of Merger, dated as of October 15, 2023, by and among the Registrant, Condor Holdings LLC, a Delaware limited liability company, and Condor Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Registrant registered for sale under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mattoon, State of Illinois, on December 27, 2024.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:	/s/ J. Garrett Van Osdell
	Name:	J. Garrett Van Osdell
	Title:	Chief Legal Officer & Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.